EXHIBIT 10

PURCHASE AND SALE AGREEMENT

3745 N. First Street

San Jose, CA

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1 Certain Basic Terms.

(a) Purchaser and Notice Address:	RAE Systems, Inc., a Delaware corporation Attn: Joseph Ng 1339 Moffett Park Dr. Sunnyvale, CA 94089 Telephone: 650/714-9000 Facsimile: 408/585-3568

With a copy to:	Gray Cary Ware & Freidenrich LLP Attn: Jeffrey A. Trant 2000 University Ave. East Palo Alto, CA 94303 Telephone: 650/833-2023 Facsimile: 650/833-2001

(b) Seller and Notice Address:	CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership Attn: Tom Levy 1850 K Street, N.W., Suite 500 Washington, D.C. 20006 Telephone: 202-729-7525 Facsimile: 202-729-1060

With a copy to:	Mayer, Brown, Rowe & Maw LLP Attn: George Ruhlen 141 E. Palace Ave. Santa Fe, NM 87501 Telephone: 505/820-8185 Facsimile: 505/820-7334

Mayer, Brown, Rowe & Maw LLP Attn: Nancy Nieto 141 E. Palace Ave. Santa Fe, NM 87501 Telephone: 505/820-8187 Facsimile: 505/820-7334

(c) Date of this Agreement:	The latest date of execution by Seller and Purchaser, as shown on the signature page hereto.

(d) Purchase Price:	$5,000,000

(e) Earnest Money:	$100,000, and any other deposits of earnest money made pursuant to the terms of this Agreement. The definition of “Earnest Money” includes any interest earned thereon.

(f) Due Diligence Period:	The period ending 45 days after the Date of this Agreement.

(g) Closing Date:	As agreed between Seller and Purchaser, but no later than 15 days after the end of the Due Diligence Period.

(h) Title Company:	Chicago Title Insurance Company Attn: Marley Harrill 700 South Flower Street, Suite 920 Los Angeles, California 90017 Telephone: 213-488-4346 Facsimile: 213-891-0834

(i) Escrow Agent:	Chicago Title Insurance Company Attn: Terri Gervasi 300 South Flower Street, Suite 800 Los Angeles, CA 90017 Telephone: 213-488-4379 Facsimile: 213-612-4110

(j) Brokers:	Cornish and Carey Commercial and CRESA Partners

1.2 Property. Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the real property described in Exhibit A, together with the building and improvements thereon (the “Improvements”), and all appurtenances of the above-described real property, including easements or rights-of-way relating thereto, and, without warranty, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the real property described above or any vacated or hereafter vacated street or alley adjoining said real property (the “Property”).

1.3 Earnest Money. The Earnest Money, in immediately available federal funds, evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Agreement, shall be deposited by Purchaser with the Escrow Agent not later than the three (3) days after the execution of this Agreement. In the event that Purchaser fails to timely deposit the Earnest Money with the Escrow Agent, this Agreement shall terminate and be of no force and effect. At Closing, the Earnest Money shall be applied to the Purchase Price. Otherwise, the Earnest Money shall be delivered to the party entitled to receive the Earnest Money in accordance with Paragraph 5.3 or Article 9 of this Agreement. If Purchaser does not terminate this Agreement pursuant to Paragraph 2.4, Purchaser shall deposit additional Earnest Money with the Escrow Agent in the amount of $150,000 prior to the expiration of the Due Diligence Period. The Earnest Money shall be applicable to the Purchase Price.

ARTICLE 2: INSPECTIONS

2.1 Property Information. Seller shall deliver to Purchaser the Property Information (as defined below) listed on Exhibit B within 5 days after the Date of the Agreement. In addition, Seller shall make available at Seller’s property management office to Purchaser within 5 days after the Date of this Agreement all architectural drawings, plans and specifications, documents, records, reports and studies in Seller’s possession pertaining to the use, occupancy, condition or ownership of the Property, including but not limited to, all environmental and soils reports, HVAC reports, roof reports, surveys, occupancy and building permits and other governmental approvals, any notices or correspondence relating to the Property received from third parties or governmental agencies, but excluding privileged information, any reports obtained by Seller in connection with its acquisition of the Property (other than a Phase I environmental report which shall be provided to Purchaser), any engineering reports, economic analyses, appraisals and all internal reports, evaluations, policies, directives, memoranda and other communications (collectively, the “Property Information”). Notwithstanding anything to the contrary herein, the Property Information shall include Seller’s operating statements, and maintenance and repair reports for the Property.

Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information. The Property Information and all other information, other than matters of public record, furnished to, or obtained through inspection of the Property by, Purchaser, its affiliates, lenders, employees or agents relating to the Property, will be treated by Purchaser, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone other than on a need-to-know basis, and as may otherwise be required by law, to Purchaser’s consultants who agree to maintain the confidentiality of such information, and will be returned to Seller by Purchaser if the Closing does not occur.

2.2 Inspections. Subject to the provisions of Paragraph 2.3 below, during the Due Diligence Period, Purchaser shall be permitted to make a complete review and inspection of the physical, legal, economic and environmental condition of the Property, including, without limitation, condition of title, any contracts affecting the Property, books and records maintained by Seller or its agents relating to the Property, pest control matters, soil and ground water condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, structural, life safety, HVAC and other building system and engineering characteristics, traffic patterns, and all other information pertaining to the Property.

2.3 Conduct of Inspections.

(a) Inspections in General. During the Due Diligence Period, Purchaser, its agents, and employees shall have the right to enter upon the Property for the purpose of making non-invasive inspections at Purchaser’s sole risk, cost and expense. Before any such entry, Purchaser shall provide Seller with a certificate of commercial general liability insurance naming Seller as an additional insured and with an insurer rated by A.M Best’s Rating of no less than A- VII and insurance limits of $2 million per occurrence and in the aggregate. All of such entries upon the Property shall be at reasonable times during normal business hours and after at least 24 hours prior written or oral notice to Seller or Seller’s agent, and Seller or Seller’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property. Within 5 days after Seller’s request, Purchaser shall provide Seller with a copy of the results of any tests and inspections made by or for Purchaser, excluding only market and economic feasibility studies (the “Purchaser’s Reports”). If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed before the inspection or test. Purchaser shall indemnify, defend and hold harmless Seller and Seller’s shareholders, directors, officers, agents, contractors and employees and the Property from and against any and all losses, costs, damages, claims, or liabilities arising out of or in connection with any entry or inspections performed by Purchaser, its agents or representatives. This indemnity shall survive the closing and any termination of this Agreement.

(b) Environmental Inspections. The inspections under Paragraph 2.2 may include a non-invasive Phase I environmental inspection of the Property, but no Phase II environmental inspection or other invasive inspection or sampling of soil or materials, including without limitation construction materials, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller’s review and approval. Purchaser shall deliver to Seller copies of any Phase I or Phase II or other environmental report to which Seller consents as provided above. Any request for approval made by Purchaser pursuant to this subparagraph 2.3(b) include the Phase I or other reports from Purchaser’s consultants recommending the requested testing and indicating the basis for the recommendation. Any such request made by Purchaser shall be deemed disapproved if Purchaser does not receive Seller’s written response within 2 business days after delivery of the request to Seller.

2.4 Termination During Due Diligence Period. If Purchaser determines, in its sole and absolute discretion, before the expiration of the Due Diligence Period that the Property is unacceptable for Purchaser’s purposes, Purchaser shall have the right to terminate this Agreement by giving to Seller notice of termination before the expiration of the Due Diligence Period. In such event, Purchaser shall promptly thereafter return the Property Information to Seller, and deliver to Seller the Purchaser’s Reports. The Earnest Money shall thereafter promptly be returned to Purchaser, and neither party shall have any further rights or liabilities hereunder except for those provisions which survive the termination of this Agreement.

2.5 Purchaser’s Reliance on its Investigations. To the maximum extent permitted by applicable law and except for Seller’s representations and warranties in Paragraph 8.1 and the warranties of title under California Civil Code 1113 in the deed delivered at the Closing

(“Seller’s Warranties”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) by Seller. As a material part of the consideration for this Agreement, Purchaser agrees to accept the Property on an “As is” and “Where is” basis, with all faults and any and all latent and patent defects, and without any representation or warranty, all of which Seller hereby disclaims, except for Seller’s Warranties. Except for Seller’s Warranties, no warranty or representation is made by Seller as to (a) fitness for any particular purpose, (b) merchantability, (c) design, (d) quality, (e) condition, (f) operation or income, (g) compliance with drawings or specifications, (h) absence of defects, (i) absence of hazardous or toxic substances, (j) absence of faults, (k) flooding, or (1) compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that Purchaser is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller’s behalf concerning the Property, except for Seller’s Warranties.

Consistent with the foregoing and subject solely to the Seller’s Warranties, effective as of the Closing for the Property, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, affiliates, subsidiaries, successors and assigns (collectively the “Releases”) from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.) or any similar federal, state or local statute, rule or regulation (collectively, “Environmental Laws”). Purchaser, upon Closing, shall be deemed to have waived, relinquished, released and discharged Seller and the other Releases from and against any and all matters affecting the Property. Collectively, all the matters released pursuant to the foregoing shall be hereinafter referred to as the “Released Matters.”

PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 (“SECTION 1542”), WHICH IS SET FORTH BELOW:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BY INITIALING BELOW, PURCHASER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE RELEASED MATTERS:

/s/ RC
Purchaser’s Initials

The provisions of this Paragraph 2.5 shall survive indefinitely any closing or termination of this Agreement and shall not be merged into the closing documents.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1 Title Review. During the Due Diligence Period, Purchaser shall review: Seller’s existing title insurance policy; the current title commitment or preliminary title report (“Title Report”) issued by the Title Company with respect to the Property; documents and information pertaining to the exceptions to title listed in the Title Report; and Seller’s existing survey with respect to the Property. Purchaser may, at its expense, secure during the Due Diligence Period any additional title commitment or report or survey updates desired by Purchaser. Purchaser shall have the right to request that the Title Company provide, at Purchaser’s sole cost and expense, any extended coverage, ALTA upgrade or endorsements Purchaser shall request, provided that the issuance of such additional coverage or endorsements shall not delay the Closing.

3.2 Title Objections. Seller has delivered to Purchaser a preliminary title report (the “Title Report”) issued by the Title Company as order number 124987 and dated October 15, 2004, a copy of which is attached hereto as Exhibit C. Exceptions 13, 14, 15, 17 and 18 in Schedule B thereof are hereby deemed disapproved by Purchaser, Seller agrees to cause such exceptions to be removed from the title policy to be delivered to Purchaser at the Closing (the “Title Policy”). Purchaser may, at its sole cost, complete an ALTA survey of the Property prior to the Closing. In such event, all matters shown on such survey shall be deemed approved by Purchaser and constitute Permitted Exceptions (as defined in Paragraph 3.3), unless Purchaser elects to terminate this Agreement prior to expiration of the Due Diligence Period.

3.3 Permitted Exceptions. The term “Permitted Exceptions” shall include and refer to any and all exceptions to title set forth in Title Report (except for those items that Seller has agreed to cause to be removed as provided in Paragraph 3.2), Seller’s existing survey provided to Purchaser and any survey obtained by Purchaser and all matters affecting title created by or with the consent of Purchaser and liens to secure real property taxes and assessments due and payable but not yet delinquent. Notwithstanding the foregoing, Seller shall remove at Seller’s sole cost and expense on or prior to the Closing Date and there shall not be treated as Permitted Exceptions the lien of the Deed of the Trust that is Exception 13 in Schedule B of the Title Report and any other liens for monetary obligations voluntarily incurred by Seller (excluding any real property taxes and general or special assessments that are paid in installments and which are due and payable but not yet delinquent as of the Closing Date).

3.4 Affidavits. Seller shall have no obligation to execute any affidavits or indemnifications in connection with the issuance of Purchaser’s title insurance policy, excepting only an ALTA owner’s statement in a form reasonably satisfactory to Seller.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations and Maintenance. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property substantially in the same manner as it did before the date of this Agreement.

4.2 Performance under Service Contracts. During the pendency of this Agreement, Seller will perform all of its material obligations under the Service Contracts (as defined herein) and other agreements that may affect the Property. During the Due Diligence Period, Purchaser will advise Seller as to which contracts for building services (“Service Contracts”) it wishes to have terminated. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts that are not terminable as of the Closing Date without notice, expense, or liability to Seller; Seller will issue a termination notice at Closing for all other Service Contracts that Purchaser requests be terminated.

4.3 New Contracts. During the pendency of this Agreement, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing.

4.4 Ownership. During the pendency of this Agreement, Seller shall not further encumber, lease, convey or transfer any portion of the Property, nor shall Seller enter into any agreement to do so.

4.5 Insurance. During the pendency of this Agreement, Seller shall maintain in effect at all times substantially the same property and commercial liability insurance that it has currently on the Property, and Seller shall pay all premiums that may be due in connection therewith.

4.6 Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood or any other cause before the Closing, shall remain with Seller. If before the Closing the Property shall be damaged and the cost to repair such damage would exceed $100,000 (the “Threshold Amount”), or if the Property or any portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Purchaser shall have the right to terminate this Agreement upon written notice to Seller delivered on or prior to the Closing Date, in which event the Earnest Money shall be promptly returned to Purchaser. If Purchaser does not elect to terminate this Agreement in accordance with the foregoing, this Agreement shall remain in full force and effect and Purchaser shall pay the Purchase Price at the Closing on the Closing Date without reduction, except that if the Property has been damaged and the cost to repair exceeds $100,000, then the Purchase Price shall be reduced by the lesser of (i) the amount of any uninsured loss, including any deductible under Seller’s insurance policy, and (ii) the Threshold Amount. In such event, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Purchaser any insurance proceeds that may thereafter be available for such damage or destruction. Seller agrees to cooperate with Purchaser after the Closing in collecting on Seller’s insurance policy, provided that Seller incurs no cost in connection therewith, which obligation shall survive the Closing. Seller and Purchaser each expressly waive the provisions of California Civil Code Section 1662 and hereby agree that the provisions of this Paragraph 4.6 shall govern the parties’ rights and obligations in the event of any damage or destruction to the Property or the taking of all or any part of the Property, as applicable.

4.7 Property Management. Seller shall terminate its existing property management, if any, on the Closing Date.

ARTICLE 5: CONDITIONS PRECEDENT

5.1 Purchaser’s Conditions. Notwithstanding anything in this Agreement to the contrary, Purchaser’s obligation to purchase the Property shall be subject to and contingent upon the satisfaction or Purchaser’s written waiver of the following conditions precedent:

(a) Inspection. Purchaser shall not have terminated this Agreement pursuant to Paragraph 2.4 above.

(b) Title. The commitment of Title Company to issue, upon the sole condition of the payment of its scheduled premium, the Title Policy in the amount of the Purchase Price at the Closing insuring that fee title to the Property, including but not limited to the access easement referenced as Parcel 4 of schedule A to the Title Report, is vested of record in Purchaser subject only to the Permitted Exceptions and the printed conditions, exceptions and exclusions of such policy, provided that the Title Policy shall be on the form and with the endorsements that the Title Company agreed to issue prior to the expiration of the Due Diligence Period.

(c) Performance. Seller’s performance or tender of performance as and when required of all its material obligations under this Agreement and the truth and accuracy of all of Seller’s express representations and warranties in this Agreement in all material respects as of the date of this Agreement and the Closing Date, subject to Paragraph 9.3(b) below.

(d) Casualty or Condemnation. The Purchaser has not elected to terminate this Agreement pursuant to Paragraph 4.5.

5.2 Seller Conditions. Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(a) Inspection. The satisfaction of the condition set forth in Paragraph 5.1(a) above.

(b) Performance. Purchaser’s performance or tender of performance as and when required of all its material obligations under this Agreement and the truth and accuracy of Purchaser’s express representations and warranties in this Agreement in all material respects as of the date of this Agreement and as of the Closing Date.

5.3 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Paragraphs 5.1 or 5.2 are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination. Either party may, at its sole and absolute election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Paragraphs 5.1 and 5.2 above. In the event this Agreement is terminated as a result of any condition set forth in Paragraph 5.1, Purchaser shall be entitled to a refund of the Earnest Money. In the event that this transaction fails to Close due to the a failure of the conditions set forth in Paragraphs 5.1(c) or 5.2(b), the party benefited by such conditions shall be entitled to the remedies set for in Article 9 for the failure of a condition caused by the other party’s material breach of a covenant, or representation or warranty herein. In any event, if the Closing occurs, both parties shall be deemed to have waived any of the conditions set forth in Paragraphs 5.1 or 5.2, as applicable, which have not been satisfied as of the Closing. In addition, if Purchaser has actual knowledge prior to the Closing that Seller has breached any of its representations and warranties set forth in this Agreement and Purchaser nevertheless elects to close Escrow, Purchaser shall be deemed to have waived all rights and remedies against Seller with respect thereto. The term “actual knowledge” as used herein shall mean the actual knowledge of Joseph Ng as of the Closing, without duty of inquiry.

ARTICLE 6: CLOSING

6.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Upon completion of the deliveries pursuant to Paragraphs 6.2 and 6.3, satisfaction of the other conditions to Closing herein set forth and performance by each party of its obligations required to be performed prior to or at the Closing, the parties shall direct the Title Company to make such deliveries and disbursements according to the terms of this Agreement.

6.2 Seller’s Deliveries in Escrow. On or before the Closing Date (as the same may be extended as provided herein), Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed. A statutory form grant deed (the “Deed”), in form attached hereto as Exhibit D duly executed and acknowledged by Seller, conveying, to Purchaser fee title to the Property. Purchaser acknowledges that Purchaser will acquire the Property subject the Permitted Exceptions, all zoning and building laws, ordinances, maps, resolutions, and regulations of all governmental authorities having jurisdiction which affect the Property and the use and improvement thereof; any state of facts which an accurate survey made of the Property at the time of Closing would show; and any state of facts which a personal inspection of the Property made at the time of Closing would disclose.

(b) Assignment and Assumption of Service Contracts. An assignment of service contracts in the form attached as Exhibit E, (“Assignment and Assumption of Service Contracts”), executed by Seller.

(c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(d) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit and California form 593W executed by Seller;

(e) Additional Documents. Any additional documents that the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

6.3 Purchaser’s Deliveries in Escrow. On or before the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account.

(b) Assignment and Assumption of Service Contracts. An Assignment and Assumption of Service Contracts, executed by Purchaser.

(c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and

(d) Additional Documents. Any additional documents that the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

6.4 Closing Statements/Escrow Fees. At the Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

6.5 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing.

6.6 Post-Closing Deliveries. Immediately after the Closing, Seller shall deliver to the offices of Purchaser’s property manager originals of any Service Contracts assumed by Purchaser and all keys used in the operation of the Property.

6.7 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party

Premium for standard form CLTA Title Policy	Seller

Premium for ALTA extended coverage and any endorsements	Purchaser

Santa Clara County transfer tax	Seller

Cost	Responsible Party

City of San Jose transfer tax	Purchaser 1/2 Seller 1/2

Costs of any new Survey, including revisions, modifications or re-certifications	Purchaser

Recording Fees

(i) Deed	Seller

(ii) Instruments to remove encumbrances that Seller is obligated to remove	Seller

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser 1/2 Seller 1/2

Real Estate Sales Commission to Broker	Seller

Other	In accordance with local custom

6.8 Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. The term “Closing” as used herein shall mean the time of recordation of the Deed in the Office of the Recorder for Santa Clara County.

ARTICLE 7: PRORATIONS

7.1 Prorations. All prorations set forth herein shall be made as of the Closing Date in accordance with standard practice by the Escrow Agent.

(a) Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority that are not yet delinquent shall be prorated as of the Closing based upon the most recent ascertainable assessed values and tax rates. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing.

(b) Utilities. Seller and Purchaser shall prorate the cost of all utilities after the Closing Date outside of Escrow as provided in Paragraph 7.1(c) by cash adjustment between them based on a reading of the meters which the parties shall make on the Closing Date.

(c) Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Paragraph 7.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing but no later than 120 days after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 10 days of written notice. Seller and Purchaser shall have reasonable access to, and the right to inspect and audit, the other’s books to confirm the final prorations.

(d) Amounts due under the Service Contracts assumed by Purchaser shall be prorated between Seller and Purchaser. Purchaser will assume all Service Contracts that are not terminable as of the Closing Date without notice and without expense and liability to Seller and such other Service Contracts that Seller has not elected to terminate pursuant to Paragraph 4.3.

7.2 Utility Deposits. Purchaser shall be responsible for making any deposits required with utility companies.

7.3 Sale Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Brokers. If this transaction is closed, Seller shall pay Brokers in accordance with their separate agreement. Brokers are independent contractors and are not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any purported or actual statement, representation or agreement of such party.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES

8.1 Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a) Organization and Authority. Seller has been duly organized and is validly existing as a Delaware limited partnership, in good standing in the State of Delaware and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or the Property, including condemnation proceedings, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(c) Service Contracts. The list of service contracts affecting the Property (“Service Contracts”) delivered or made available to Purchaser as part of the Property Information is true, correct, and complete as of the date of its delivery in all material respects.

Neither Seller nor, to Seller’s knowledge, any other party is in material default under any Service Contract.

(d) Compliance with Law. To Seller’s knowledge, Seller is not in actual receipt of and has not received any written notice specifically addressed to Seller from any governmental authority or agency having jurisdiction over the Property, that the Property or its use is in violation of any law, ordinance, or regulation, nor is Seller aware of any threatened notice or claim in connection therewith

(e) Environmental. The Phase I environmental report delivered to Seller as part of the Property Information is the report that Seller obtained and utilized in connection with its acquisition report; and, Seller did not obtain a Phase II environmental report. To Seller’s actual knowledge, Seller has received no written notice addressed to Seller of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the Property Information. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

“Seller’s knowledge” as used in this Agreement means the current actual knowledge, without any duty of inquiry or investigation, of Martin Ward who is Seller’s Director of Operations for Northern California.

8.2 Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Delaware corporation, in good standing in the State of Delaware and is qualified to do business in the state in which the Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this

Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c) ERISA. Purchaser does not hold the assets of any employee benefit plan within the meaning of 29 CFR 2501.3-101 (a)(2).

ARTICLE 9: DEFAULT AND DAMAGES

9.1 Default by Purchaser. IF ALL OF THE CONDITIONS TO PURCHASER’S OBLIGATION TO PURCHASE THE PROPERTY HAVE BEEN SATISFIED OR WAIVED IN WRITING BY PURCHASER AND IF PURCHASER SHOULD FAIL TO CONSUMMATE THIS TRANSACTION FOR ANY REASON OTHER THAN SELLER’S DEFAULT, FAILURE OF A CONDITION TO PURCHASER’S OBLIGATION TO CLOSE, OR THE EXERCISE BY PURCHASER OF AN EXPRESS RIGHT OF TERMINATION GRANTED HEREIN, SELLER’S SOLE REMEDY IN SUCH EVENT SHALL BE TO TERMINATE THIS AGREEMENT AND TO RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, SELLER WAIVING ALL OTHER RIGHTS OR REMEDIES IN THE EVENT OF SUCH DEFAULT BY PURCHASER. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER UNDER THIS AGREEMENT WILL BE DIFFICULT TO ASCERTAIN, AND THAT SUCH LIQUIDATED DAMAGES REPRESENT THE PARTIES’ BEST ESTIMATE OF SUCH DAMAGES. SUCH RETENTION OF THE EARNEST MONEY BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR PROVISION.

/s/ TL	/s/ RC
Seller’s Initials	Purchaser’s Initials

9.2 Default by Seller. If Seller defaults in its obligation to sell and convey the Property to Purchaser as required by this Agreement or if the failure of a condition to Purchaser’s obligation to Close is caused by Seller’s material breach of a specific covenant contained in this Agreement or a material breach of Seller’s representations and warranties, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Escrow Agent to Purchaser of the Earnest Money, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 90 days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date. As a condition precedent to any suit for specific performance, Purchaser must have tendered all of its deliveries on or before the Closing Date, including the Purchase Price. Purchaser hereby waives any other rights or remedies. This Agreement confers no present right; title or interest in the Property to Purchaser and Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the filing of a suit for specific performance. Notwithstanding the foregoing, if Seller willfully breaches its obligation to convey the Property to Purchaser, then Purchaser shall be entitled to receive from Seller its out-of-pocket costs incurred in connection with the negotiation of this Agreement and its due diligence investigations of the Property, including legal fees, up to a maximum of $70,000.

9.3 Limitations.

(a) Limitation Period. Seller’s covenants, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement shall not be negated by or merged into the Deed, and shall survive Purchaser’s purchase of the Property, but only for a period commencing on the Closing Date and ending on nine (9) months after the Closing Date (the “Limitation Period”). Seller’s liability for breach of any such covenant, indemnity, representation or warranty with respect to the Property shall not exceed Two Hundred Thousand Dollars ($200,000.00) (the “Ceiling Amount”). Purchaser shall provide written notice to Seller prior to the expiration of the Limitation Period of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional reasonable time period not to exceed ninety (90) days, so long as such cure has been commenced within such 30 days and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequence thereof, which must be commences, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Purchaser gives Seller written notice of such a breach and Seller notifies Purchaser of Seller’s commencement of a cure, commenced to cure and thereafter terminates such cure effort, Purchaser shall have an additional 30 days from the date of such termination within which to commence an action at law for damages as a consequence of Seller’s failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver and release set forth in Paragraph 2.5 shall apply fully to liabilities under such covenants, indemnitees, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Paragraph 9.3(a) does not apply to Seller’s liability with respect to prorations and adjustments under Article 7. PURCHASER HEREBY ACKNOWLEDGES THAT PURCHASER HAS CAREFULLY REVIEWED THIS SUBPARAGRAPH AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBPARAGRAPH ARE A MATERIAL PART OF THIS AGREEMENT.

/s/ RC
Purchaser’s Initials

(b) Disclosure. Notwithstanding any contrary provision of this Agreement, if Seller becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of their representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so discloses any matters which make any of Seller’s representations and warranties untrue in any material respect or in the event that Purchaser otherwise becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that such untruth is not the result of Seller’s breach of any express covenant set forth in this Agreement), but Purchaser shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Agreement, or (ii) as to any matters disclosed following the expiration of the Due Diligence Period, to terminate this Agreement, in which event Purchaser shall have the rights set forth in Paragraph 9.2 above.

ARTICLE 10: EARNEST MONEY PROVISIONS

10.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money to the Purchase Price on the Closing Date.

10.2 Termination. Except as otherwise expressly provided herein, upon not less than 5 business days’ prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Earnest Money to the party requesting the same; provided, however, that if the other party shall, within said 5 business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

10.3 Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

10.4 Escrow. Seller and Purchaser shall execute the Escrow Agent’s standard form of escrow agreement.

ARTICLE 11: MISCELLANEOUS

11.1 Parties Bound. Except for an assignment pursuant to Paragraph 11.14, neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

11.2 Press Release. Until the Closing and except as provided in this Paragraph 11.2, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements. Any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation injunctive relief or specific performance, against the other party in order to enforce the provisions of this Paragraph 11.2.

11.3 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

11.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

11.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.

11.6 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

11.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the

Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

11.8 Time. Time is of the essence in the performance of this Agreement.

11.9 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.

11.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed effective when delivered or upon refusal of delivery, (b) sent by facsimile, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such facsimile notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile or personal delivery and delivered after 5:00 p.m., Pacific time, shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

11.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party — shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m., Pacific time.

11.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

11.14 Section 1031 Exchange. Either party may consummate the sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) such Exchange is effected through an assignment of rights under this Agreement to a qualified intermediary; (ii) the other party shall not be required to take an assignment of the purchase agreement for the replacement property, be required to acquire or hold title to any real property for purposes of consummating the Exchange or be required to expend any additional costs or expenses to effect the Exchange; and (iii) the other party shall not by this agreement or acquiescence to the Exchange be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with § 1031 of the Code.

11.15 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

AND

RAE SYSTEMS, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

	By:	CARRAMERICA REALTY CORPORATION, a Maryland corporation, its general partner

	By:	/s/ Tom Levy
	Name:	Tom Levy
Date:November 1, 2004	Title:	Senior Vice President, Investments
“Seller”

Date:October 29, 2004	RAE SYSTEMS, INC., a Delaware corporation

	By:	/s/ Robert I. Chen
	Name:	Robert I. Chen
	Title:	President and Chief Executive Officer
“Purchaser”

JOINDER OF ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of Article 10 hereof.

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Date:	Title:
“Escrow Agent”